Exhibit (h)(iii)

SCHEDULE A

to the

ETF Master Services Agreement

between

Exchange Place Advisors Trust

and

Ultimus Fund Solutions, LLC

dated January 1, 2026

(last updated July 1, 2026)

Fund Portfolio(s)

North Square RCIM Tax-Advantaged Preferred and Income Securities ETF

North Square Convertible Bonds ETF

North Square Global Infrastructure ETF

North Square Global Macro Bonds ETF

North Square Disciplined Value ETF

North Square Growth Opportunities ETF

The parties duly executed this Schedule A as of July 1, 2026.

	Exchange Place Advisors Trust		Ultimus Fund Solutions, LLC
By:	/s/ Ian Martin	By:	/s/ Gary Tenkman
Name:	Ian Martin	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer